UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 13, 2016
Date of report (Date of earliest event reported)

SEI Investments Company
(Exact name of registrant as specified in its charter)

Pennsylvania	0-10200	23-1707341
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
(Address of principal executive offices) (Zip Code)
(610) 676-1000
(Registrants’ telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On Monday, June 13, 2016, SEI Investments Company (the “Company”) entered into a five-year senior unsecured revolving credit facility (the “Facility”) with Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, Citizens Bank of Pennsylvania and Manufacturers and Traders Trust Company, each as documentation agent, and other lenders in an aggregate principal amount of $300 million that expires in June 2021. The aggregate principal amount of the Facility may be increased by an additional $100 million under certain conditions set forth in the agreement. The Facility replaces the $300 million five-year facility that was scheduled to expire in February 2017. Interest on borrowings under the Facility is payable at rates that, at the Company's option, are based on a base rate (the "Base Rate") plus a premium that can range from 25 basis points to 100 basis points or the London InterBank Offered Rate (“LIBOR Rate”) plus a premium that can range from 125 basis points to 200 basis points depending on the Company’s Leverage Ratio (a ratio of consolidated indebtedness to consolidated EBITDA for the four preceding fiscal quarters, all as defined in the related agreement). The Base Rate is defined as the highest of a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 50 basis points, b) the prime commercial lending rate of the administrative agent, c) the applicable LIBOR Rate plus 100 basis points, or d) 0 percent. The Company also pays quarterly commitment fees based on the unused portion of the Facility. The quarterly fees for the Facility can range from 15 basis points of the amount of the unused portion of the Facility to 30 basis points, depending on the Company’s Leverage Ratio. Certain wholly-owned subsidiaries of the Company have guaranteed the obligations of the Company under the Facility.

The Facility contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations, asset sales, investments, transactions with affiliates, or to incur liens, subject in certain cases to certain thresholds, as defined in the related agreement. In the event of a default under the Facility, the Company would also be restricted from paying dividends on, or repurchasing, its capital stock without the approval of the lenders. The Facility also contains financial covenants that, among other things, require the Company to maintain the Leverage Ratio at not more than 1.75 to 1. Upon the occurrence of certain financial or economic events, significant corporate events or certain other events of default constituting an event of default under the Facility, and in certain cases after notice to the Company, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable and all commitments under the Facility may be terminated. In addition, certain other events of default under the Facility would automatically result in amounts due becoming immediately due and payable and all commitments being terminated.

This summary is qualified in its entirety by reference to the text of the Facility agreement which is included as Exhibit 10.26 to this Current Report.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Item 1.01, Item 2.03 and Exhibit 10.26 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.26
Credit Agreement, dated as of June 13, 2016 among SEI Investments Company, the Lenders, U.S. Bank National Association, as Syndication Agent, Citizens Bank of Pennsylvania and Manufacturers and Traders Trust Company, each as Documentation Agent, and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEI INVESTMENTS COMPANY

Date:	June 14, 2016	By:	/s/ Dennis J. McGonigle
Dennis J. McGonigle Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.26
Credit Agreement, dated as of June 13, 2016 among SEI Investments Company, the Lenders, U.S. Bank National Association, as Syndication Agent, Citizens Bank of Pennsylvania and Manufacturers and Traders Trust Company, each as Documentation Agent, and Wells Fargo Bank, National Association, as Administrative Agent.